Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2014 Equity Incentive Plan of Everi Holdings Inc. of our reports dated February 29, 2024, with respect to the consolidated financial statements of Everi Holdings Inc. and the effectiveness of internal control over financial reporting of Everi Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Las Vegas, Nevada
June 28, 2024